                                                                 EXHIBIT 11




                            STROUDS, INC.
                  COMPUTATION OF PER SHARE EARNINGS


                                                           13 WEEKS ENDED
                                                       ----------------------
                                                        MAY 31,      JUNE 1,
                                                         1997         1996
(in thousands, except share data)                      ---------    ---------
---------------------------------
Weighted average number of common shares
   outstanding                                            8,512        8,512
                                                       =========    =========

Net income (loss)                                      $ (2,999)    $   (678)
                                                       =========    =========

Net income (loss) per common and common
   equivalent shares                                   $  (0.35)    $  (0.08)
                                                       =========    =========



Fully diluted net income (loss) per share is not presented since the amounts do not differ significantly from the primary net income per share presented.